Exhibit 10.1

OPTION AGREEMENT

This Option Agreement (“Agreement”) is entered into as of July 21, 2006, by and between Ambassadors Marine Group, LLC, a Delaware limited liability company (“Ambassadors”) and wholly-owned subsidiary of Ambassadors International, Inc., a Delaware corporation, and Nishida Tekko Corporation, a Japanese corporation (the “Company”). These parties are sometimes referred to herein individually by name or as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is the holder of 100% of the issued and outstanding shares (the “Shares”) of Nishida Tekko America Corporation, a California corporation (“NTA”);

WHEREAS, concurrent with the execution of this Agreement, Ambassadors, the Company, NTA and BMI Acquisition Company, a Washington corporation and wholly-owned subsidiary of NTA, have entered into a Stock Purchase Agreement, pursuant to which Ambassadors will acquire all of the Shares (the “Stock Purchase Agreement”); and

WHEREAS, Ambassadors has agreed to grant to the Company an option to purchase 49% of the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. OPTION; OPTION EXERCISE

(a) Option Grant. Ambassadors hereby grants to the Company an option (the “Option”) to purchase up to 49%, in the aggregate, of the Shares. Ambassadors hereby acknowledges and agrees that as of the Closing Date (as defined in Section 3 below), the Option shall entitle Company in any event to purchase up to 49% of the aggregate of all voting capital stock of NTA and 49% of the total number of shares of all capital stock of NTA, then issued and outstanding, subject and pursuant to the terms and conditions of this Agreement.

(b) Option Exercise. The Option may be exercised by the Company at any time and from time to time from the date of this Agreement through 11:59 p.m., PST, on July 21, 2011 (the “Option Termination Time”). In the event that the Company elects to exercise the Option, in whole or in part, the Company shall give written notice of its election to Ambassadors (the “Option Notice”) including a statement as to the number of shares to be purchased (the “Option Shares”).

SECTION 2. PURCHASE PRICE

(a) Determination. The purchase price for the Option Shares shall be (i) up to Three Million Four Hundred Thirty Thousand Dollars ($3,430,000) and shall be calculated by dividing Seven Million Dollars ($7,000,000) by the total number of shares of capital stock of NTA issued and outstanding as of the Closing Date, then multiplied by the number of Option Shares, plus 7%

(the “Option Purchase Price”), (ii) plus 7% simple interest calculated on an annualized basis (based on a 365 day calendar year) starting on the date of the closing of the Stock Purchase Agreement and up to and including the date of the Option Notice.

(b) Payment. The Option Purchase Price shall be paid to Ambassadors at the Closing by wire transfer or other immediately available funds to an account designated by Ambassadors. Upon Ambassadors’ receipt of the Option Purchase Price, Ambassadors shall instruct NTA to transfer the ownership of the Option Shares to the Company on the books and records of NTA (as discussed in Section 3(a) below).

SECTION 3. CLOSING

(a) The closing (the “Closing”) of the purchase of the Option Shares by the Company pursuant to the exercise of the Option shall take place on a date reasonably specified by Ambassadors, but in no event later than five (5) business days following the effective date of the Option Notice as set forth in Section 9(f) (the “Closing Date”), unless a later date is agreed to in writing by the Parties. On the Closing Date and upon receipt of the Option Purchase Price, Ambassadors shall cause a duly executed assignment document transferring the Option Shares from Ambassadors to the Company, in a form reasonably acceptable to the Company, to be delivered to NTA with appropriate instructions for NTA to record the transfer on its books and records.

(b) Each Party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement and the transfer of such shares to the Company.

SECTION 4. TERMINATION

(a) This Agreement shall terminate immediately, and the Option granted hereunder shall immediately terminate, without any further notice or action of the Parties, upon the first to occur of the following events:

(i) The Option Termination Time, unless the Option has been exercised by the Company by delivering the Option Notice to Ambassadors on or prior to the Option Termination Time;

(ii) Any sale, issuance or other transfer of the voting capital stock of the Company which results a change in the direct or indirect voting control of (or a change in the identity of any person, persons, entity or entities with the power to vote or control) at least 50% of the voting capital stock of the Company (a “Change in Control”);

(iii) Upon the filing against the Company in any court or equivalent body, pursuant to any statute, of a petition in bankruptcy or insolvency, including but not limited to bankruptcy (Hasan), civil rehabilitation (Minji Saisei), corporate reorganization (Kaisha Kosei), special liquidation (Tokubetsu Seisan), or for the appointment of a receiver or trustee of all or a portion of the assets of the Company;

(iv) Upon the Company making an assignment for the benefit of creditors of this Agreement or the Option granted herein, or petitioning for or entering into such an arrangement, or permitting this Option Agreement to be taken under any writ of execution or attachment; or

(v) Upon the assignment of this Option Agreement, in whole or in part (whether by operation of law or otherwise), without the prior written consent of Ambassadors as required by Section 9(a) hereof.

(b) Following the Closing of the purchase of the Option Shares by the Company, this Agreement shall continue in full force and effect and shall not be terminable by either Party except upon the mutual agreement of the Parties.

SECTION 5. TRANSFER & OTHER RESTRICTIONS

From the date of this Agreement until the Option Termination Time, Ambassadors shall not cause or permit the following, without the Company’s prior written consent, which shall not be unreasonably withheld:

(a) The sale, assignment, gifting, pledge, encumbrance, mortgage, hypothecation or other transfer, whether by voluntary or involuntary acts, including by operation of law or otherwise (“Transfer”) of any Option Shares, whether by merger, consolidation or business combination of NTA with any other entity or otherwise;

(b) The issuance or promise to issue any other shares of capital stock of NTA (whether by option, warrant, convertible debt, contract or otherwise, whether now or in the future);

(c) The subdivision of the Shares of NTA into a larger number of shares of NTA common stock, the combination of the Shares into a smaller number of shares of common stock, by a reverse stock split or otherwise, or any other change in the capital stock of or recapitalization of NTA; or

(d) The voluntary dissolution of NTA.

SECTION 6. FINANCIAL STATEMENTS

From the date of this Agreement until the Option Termination Time, Ambassadors shall deliver to the Company quarterly balance sheets and the related statements of income and statement of changes in financial position of NTA.

SECTION 7. REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Ambassadors, each of which shall be renewed at the Closing:

(i) The Company is a corporation duly organized and validly existing under the laws of Japan. The Company has the corporate power to own its properties and to carry on its business as now being conducted.

(ii) The Company has all requisite corporate power and corporate authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Ambassadors constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

(iii) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company, or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

(iv) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement and/or the consummation of the transactions contemplated hereby.

(b) Representations and Warranties of Ambassadors. Ambassadors hereby makes the following representations and warranties to the Company, and each of which shall be renewed at the Closing:

(i) Ambassadors is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ambassadors has the corporate power to own its properties and to carry on its business as now being conducted.

(ii) Ambassadors has all requisite corporate power and corporate authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ambassadors, and no further action is required on the part of Ambassadors to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ambassadors, and assuming the due authorization, execution and delivery by the Company constitutes a legal, valid and binding obligation of Ambassadors, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

(iii) The execution and delivery by Ambassadors of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Ambassadors, or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ambassadors or its properties or assets.

(iv) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by or with respect to Ambassadors in connection with the execution and delivery of this Agreement and/or the consummation of the transactions contemplated hereby.

SECTION 8. REPURCHASE OF SHARES

(a) If any of the events listed in Section 4(a)(ii), (iii) or (iv) shall occur at any time after the Closing, Ambassadors shall have the right to repurchase the Option Shares from the Company for an amount equal to the Option Purchase Price.

(b) Ambassadors shall exercise the repurchase right by giving written notice of its election to exercise such right to the Company (the “Repurchase Notice”). The closing of the repurchase shall proceed pursuant to the procedures set forth in Section 3(a).

SECTION 9. MISCELLANEOUS

(a) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void; provided, however, Ambassadors may assign this Agreement and its rights, interests or obligations hereunder to any entity or person who acquires all or substantially all of the capital stock or assets of Ambassadors (whether by purchase, merger, reconsolidation or otherwise). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b) Specific Performance, Etc. Ambassadors and the Company, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, shall be entitled to specific performance of each other Parties’ obligations under this Agreement. Ambassadors and the Company agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this Agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof (whether sounding in contract or tort), shall be resolved exclusively and finally by arbitration in accordance with the following procedures:

(i) The arbitration shall be conducted in Orange County, California, or such other location as the Parties mutually agree.

(ii) The arbitration proceedings will be conducted in accordance with, and pursuant to, the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association. In the event of any conflict between the Arbitration Rules and the provisions of this Section 9(d), the provisions of this Section 9(d) shall control.

(iii) There will be a single neutral arbitrator (“Arbitrator”) who will be selected pursuant to the Arbitration Rules.

(iv) The Arbitrator will have the power to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages, but in no event shall the Arbitrator have the authority to award punitive or exemplary damages). The Arbitrator will also have the power to direct that the Party that substantially prevails in any proceeding conducted pursuant to this Section 9(d) be paid his or its reasonable attorneys’ fees by the other Party or Parties, to the extent the Arbitrator deems appropriate. All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

(v) The Parties intend that the arbitration proceedings be conducted as expeditiously as possible and that appropriate rights of discovery (including the right to depose witnesses, submit interrogatories and request documents) be granted to each Party. In that regard, the Parties agree to work together and with the Arbitrator in good faith to arrive upon mutually acceptable procedures regarding the time limits for, and type and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrator. If the Parties are unable to so agree, such issues will be submitted to the Arbitrator for his or her determination. If proper notice of any hearing has been given, the Arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any Party who fails to appear without good reason. At the request of any Party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.

(vi) Notwithstanding the foregoing, a Party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending appointment of an Arbitrator or pending final determination of a dispute through arbitration in accordance with this Section 9(d). In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

(vii) The Parties, by written stipulation, may expand or contract the rights, duties or obligations provided above, or otherwise modify the arbitration procedures as suits their convenience, consistent with that which is otherwise permissible within the framework of the Arbitration Rules.

(viii) Any decision or award of the Arbitrator shall be final and binding upon the Parties to the arbitration proceeding except for fraud or failure to provide a hearing. The Parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Parties agree that the award of the Arbitrator may be enforced against the Parties to the proceeding or their assets wherever they may be found and that a judgment upon the award may be entered in any court having jurisdiction thereof.

(e) Interpretation. The headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement.

(f) Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and effective as of the date dispatched if sent by overnight courier, hand delivery or facsimile transmission; when sent if sent by telecopy; or five days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, addressed as follows (or at such other address for any Party as shall be specified by like notices, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Company, at:

Nishida Tekko Corporation

4541 Matsuyama Cho, Uto City

Kumamoto, Japan

Telephone: + 81-964-23-1111

Facsimile: + 81-964-26-1000

Attn: Mr. Shinichi Nishida, President & Representative Director

with copies to:

Garvey Schubert Barer

Eighteenth Floor

1191 Second Avenue

Seattle, WA 98101-2930

Attention: Sara P. Sandford

Facsimile: (206) 464-0125

Telephone: (206) 464-3939

If to Ambassadors, at:

Ambassadors Marine Group, LLC

1071 Camelback Street

Newport Beach, California 92660

Attention: Joseph J. Ueberroth, Chairman

Facsimile: (949) 759-5901

Telephone: (949) 759-5900

with copies to:

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, California 92626

Attention: Charles K. Ruck

Facsimile: (714) 755-8290

Telephone: (714) 540-1235

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

(h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(i) Amendment. This Agreement may be amended only by written agreement signed by each of Ambassadors and the Company.

(j) Entire Agreement. This writing constitutes the entire agreement of the Parties with respect to the subject matter hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

AMBASSADORS MARINE GROUP, LLC

By:	/s/ Joseph J. Ueberroth
President and Chief Executive Officer

NISHIDA TEKKO CORPORATION

By:	/s/ Shinichi Nishida
President & Representative Director

Signature Page to Option Agreement